UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549-1004

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2022 (October 7, 2022)

ARCBEST CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-19969	71-0673405
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

8401 McClure Drive

Fort Smith, Arkansas 72916

(479) 785-6000

(Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.01 Par Value	ARCB	Nasdaq

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

ITEM 1.01 – ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Please see the discussion set forth in Item 2.03, “Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant,” of this Current Report on Form 8-K, which discussion is incorporated by reference into this Item 1.01.

ITEM 2.03 – CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

On October 7, 2022, ArcBest Corporation (the “Company”) amended and restated its existing revolving credit facility (the “Credit Facility”) pursuant to a Fourth Amended and Restated Credit Agreement (the “Credit Agreement”) among the Company and certain of its subsidiaries that become party thereto from time to time, as borrowers, U.S. Bank National Association and the other financial institutions named therein, as lenders and letter of credit issuers, and U.S. Bank National Association, as a LC issuer, swing line lender and administrative agent (“Administrative Agent”).

The Credit Agreement and related agreements have been amended to, among other things, (a) increase the Swing Line Sublimit from $25 million to $40 million, (b) extend the maturity date of the Commitments for those existing lenders willing to consent to such extension to October 7, 2027, (c) replace LIBOR-based interest pricing conventions with SOFR-based interest pricing conventions, (d) release the liens on the assets of the Company and the Company’s Material Domestic Subsidiaries (as defined in the Credit Agreement) and the pledges of equity interests in certain subsidiaries of the Company and its Material Domestic Subsidiaries, and (e) amend certain negative covenants and other terms as further set forth therein.

The Credit Facility has a five-year term and an initial maximum credit amount of $250 million at any time outstanding, including a swing line facility providing for swing line loans up to an aggregate outstanding amount of $40 million, and a letter of credit sub-facility providing for the issuance of letters of credit up to an aggregate outstanding amount of $20 million.  The Credit Facility will be used, among other purposes, for general corporate purposes and to fund working capital.  The Credit Facility also provides the Company with the right to request additional revolving commitments or incremental term loans thereunder up to an aggregate additional amount of $125 million (the “Accordion Feature”), subject to the satisfaction of certain additional conditions provided therein.

As a result of the amendments, the Credit Facility is now an unsecured facility.  However, the indebtedness under the Credit Agreement and certain other obligations owed to lenders or their affiliates are cross-guaranteed by the Company and its Material Domestic Subsidiaries.

The Credit Facility matures on October 7, 2027 (the “Termination Date”) and borrowings under the Credit Agreement can either be, at the Company’s election: (i) at the Alternate Base Rate (as defined in the Credit Agreement) plus a spread ranging from 0.125% to 1.00% or (ii) at the Adjusted Term SOFR Screen Rate (as defined in the Credit Agreement) plus a spread ranging from 1.125% to 2.00%.  The applicable spread is dependent upon the Company’s Adjusted Leverage Ratio (as defined in the Credit Agreement).  Interest accrued on each Base Rate Advance (as defined in the Credit Agreement) is payable in arrears on the last Business Day (as defined in the Credit Agreement) of each calendar quarter and on the Termination Date.  Interest accrued on each Term SOFR Advance (as defined in the Credit Agreement) is payable on the last day of the applicable interest period, or every three months, whichever comes sooner, and on any prepayment date and the Termination Date.

The Credit Agreement contains customary covenants including, but not limited to, (i) a minimum interest coverage ratio and a maximum adjusted leverage ratio and (ii) limitations on incurrence of debt, investments, liens on assets, certain sale and leaseback transactions, transactions with affiliates, mergers, consolidations and sales of assets. The Credit Agreement also includes customary events of default, conditions, representations and warranties and indemnification provisions.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 2.03 by reference.

Affiliates of certain of the lenders under the Credit Agreement have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to the Company and its affiliates in the ordinary course of business, for which they have received, and may continue to receive, customary fees and commissions.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)Exhibits.

Exhibit No.	Description of Exhibit

10.1

Fourth Amended and Restated Credit Agreement, dated as of October 7, 2022, among ArcBest Corporation and certain of its subsidiaries party thereto from time to time, as borrowers, U.S. Bank National Association, as a LC issuer, swing line lender and Administrative Agent, and the lenders and issuing banks party thereto.

104	Cover Page Interactive Data File – The cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Se
ARCBEST CORPORATION

(Registrant)

Date:	October 11, 2022	/s/ Michael R. Johns
Michael R. Johns
Vice President – General Counsel
and Corporate Secretary